Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-264447) on Post Effective Amendment No. 1 to Form S-1 on Form S-3, (No. 333-271093) on Form S-3, and (Nos. 333-265837 and 333-272882) on Form S-8 of our report dated April 1, 2024, with respect to the consolidated financial statements of Terran Orbital Corporation.

/s/ KPMG LLP

Irvine, California

April 1, 2024